EXHIBIT 99.1

SigmaTron International, Inc. Reports First Quarter Financial Results for Fiscal 2018

ELK GROVE VILLAGE, Ill., Sept. 12, 2017 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended July 31, 2017.

Revenues increased to $71.2 million in the first quarter of fiscal 2018 from $59.2 million for the same quarter in the prior year.  Net income was $382,882 for the quarter ended July 31, 2017 compared to net income of $146,597 for the same period in the prior year.  Basic and diluted earnings per share for the quarter ended July 31, 2017, were each $0.09, compared to basic and diluted earnings per share of $0.04 and $0.03, respectively, for the same quarter ended July 31, 2016.

Commenting on SigmaTron’s first quarter fiscal 2018 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “I’m pleased to report that SigmaTron was profitable during the first quarter of fiscal 2018.  The quarter itself exhibited some short term volatility that was a bit of a surprise.  Both May and June were strong months as expected.  The surprise was that revenue in July was much lower than anticipated.  In fact, as of late June we expected July revenue levels to mirror the higher levels experienced in May and June.  We saw several customers shut down in July for a week or more and others push out orders several weeks.  Why this happened we aren’t certain, but we believe that they were adjusting inventory levels after a strong first half of the year.  While July was disappointing, resulting in lower profits than expected, the strong revenue trend has resurfaced in August and at this time we anticipate that we will have a stronger second quarter in fiscal year 2018.

“As reported in our last press release, we have been encountering shortages in the component marketplace.  During the first fiscal quarter those shortages have increased and they have affected our ability to meet some customer requirements.  Our customers continue to work with us on these situations but at this time there is no visibility as to when this will end and, in fact, the situation could continue to deteriorate.  The shortages that impact us the most are in the semiconductor marketplace.  Most of those suppliers tell us that they will have additional capacity online by early next calendar year and we are hopeful that they are correct.

“While we continue to experience the margin pressures that have become customary we also continue to see more new opportunities than we have seen in the past.  Many of them are attractive and we continue to work towards diversifying our customer base and the markets we serve.  If the general economy stays on its current path, we anticipate that we will continue to add new customers and business during this fiscal year.  Finally, as I also reported in the last press release, we have entered into a new banking relationship with US Bank N.A.  We believe that this relationship will provide us the working capital necessary to support the projected growth.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months
	Ended	Ended
	July 31,	July 31,
	2017	2016

Net sales	$71,224,293	$59,184,975

Cost of products sold	64,467,239	53,414,741

Gross profit	6,757,054	5,770,234

Selling and administrative expenses	5,912,146	5,359,535

Operating income	844,908	410,699

Other expense	264,063	183,841

Income from operations before income tax	580,845	226,858

Income tax expense	197,963	80,261

Net income	$382,882	$146,597

Net income per common share - basic	$0.09	$0.04

Net income per common share - assuming dilution	$0.09	$0.03

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,269,501	4,214,535

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
	2017	2017

Assets:

Current assets	$113,945,481	$109,031,913

Machinery and equipment-net	36,210,595	33,008,714

Deferred income taxes	236,087	236,087
Intangibles	4,100,644	4,213,235
Goodwill	3,222,899	3,222,899
Other assets	1,094,283	1,472,816

Total assets	$158,809,989	$151,185,664

Liabilities and stockholders' equity:

Current liabilities	$60,450,477	$55,611,214

Long-term obligations	35,995,284	33,702,305

Stockholders' equity	62,364,228	61,872,145

Total liabilities and stockholders' equity	$158,809,989	$151,185,664

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095